Rider - Overloan Protection Benefit

In this Rider, “We”, “Us”, or “Our” means The Penn Insurance and Annuity Company; “You” and “Your” means the Owner of the Policy; and “Insured” means the person whose life is covered under the Policy.

We agree, subject to the provisions of the Policy and this rider, to provide the Overloan Protection Benefit described below.

This rider is a part of the Policy to which it is attached. It is subject to all of the provisions of the Policy unless stated otherwise in this rider.

Overloan Protection Benefit - This rider will prevent the policy from lapsing when, on any Monthly Anniversary, the outstanding Policy Debt on the policy equals or exceeds (a) multiplied by (b), where:

(a)	is the Cash Surrender Value minus the Monthly Deduction from the previous Monthly Anniversary; and
(b)	is the Specified Loan Percentage shown on the Policy Specifications Page.

If the above occurs, the policy will automatically become paid-up life insurance. The new Specified Amount of the Policy will be equal to the Policy Value, adjusted for a one-time Charge, multiplied by an attained age factor shown in the Table of Death Benefit Factors.

There are no cash values or loan values associated with this rider.

Conditions - This benefit is subject to the following conditions:

(a)	The Insured’s attained age is the Overloan Protection Benefit Minimum Age shown on Page 3 or older;
(b)	The Policy has been in force for the Overloan Protection Benefit Minimum Years shown on Page 3;
(c)	The Life Insurance Qualification test is the Guideline Premium Test; and
(d)

The Amounts that may be withdrawn from the policy without the imposition of federal income tax must be taken as partial withdrawals. At the time the Overloan Protection Benefit is exercised, any remaining amount that can be withdrawn from the policy without the imposition of federal income tax will be automatically taken as a partial withdrawal and be used to repay Policy Debt. If there is insufficient Cash Surrender Value available to take the entire partial withdrawal, no partial withdrawal will be taken and the benefit will not be exercised.

Charges - The one time Charge for this rider is applied against the Policy Value when the benefit is exercised. This charge is shown on the Policy Specifications Page.

Impact of Policy Rider - When the benefit described in this rider is exercised, the following changes will be made to the Policy:

(a)	All Account values not in the Fixed Account will be transferred to the Fixed Account and will be credited with interest;
(b)	If the Policy has an Increasing Death Benefit Option, it will be changed to a Level Death Benefit Option;
(c)	If the current loan option is the Indexed Loan Option, it will be changed to the Traditional Loan Option;
(d)	Any outstanding Policy Debt will remain and interest will continue to be applied to the Policy Debt and credited to the Policy Loan Account;
(e)	No further Monthly Deductions will be taken;
(f)	No additional premium payments, partial surrenders, or policy loans will be allowed;
(g)	Loan repayments are permitted and will be allocated to the Fixed Account;
(h)	No further changes can be made to the policy;

ICC16-PI-OPB	Page 1 of 2

(i)	All Supplemental Agreements or Riders attached to this policy will be terminated;
(j)	The new Death Benefit upon the date of death of the insured will be the greater of (i) or (ii), where:
(i)	The Specified Amount of the paid-up life insurance; or
(ii)	The appropriate attained age factor shown on the Policy Specifications Page multiplied by the greater of the Policy Value or the outstanding Policy Debt.

Once the benefit is exercised, you will be notified of the changes to the Policy.

Termination of Rider - This rider will terminate upon:

(a)	Lapse, surrender, or maturity of this policy; or
(b)	Date of death of the Insured; or
(c)	Date immediately following the exercise of this benefit where a policy loan causes outstanding Policy Debt which equals or exceeds (i) multiplied (ii) where:
(i)	is the Cash Surrender Value minus the Monthly Deduction from the previous Monthly Anniversary; and
(ii)	is the Specified Loan Percentage shown on the Policy Specifications Page; or
(d)	the Monthly Anniversary which coincides with or next follows our receipt of a written request to terminate this rider.

Reinstatement - This rider may not be reinstated after lapse.

Effective Date - The effective date of this rider is the same as the Policy Date of the Policy to which it is attached unless another effective date is shown below.

The Penn Insurance and Annuity Company

Chairman and Chief Executive Officer

ICC16-PI-OPB	Page 2 of 2